Exhibit 2.1.1

 YUKON APPLICATION FOR AUTHORIZATION

TO CONTINUE INTO ANOTHER JURISDICTION

1. Name of corporation: VIVEVE MEDICAL, INC.

2. Yukon registry number: 527034

3. Jurisdiction into which the corporation wishes to continue: Delaware

4. Date shareholders authorized continuance: 2015/07/22

5. Name of individual signing: Durbin, Scott C.

6. Title of individual signing: Chief Financial Officer, Secretary

7. Signature:  /s/ Scott C. Durbin

8. Date of signature:    4/5/16